UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
___________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2009

CVS CAREMARK CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-01011	05-0494040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island		02895
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                    Other Events.

On December 21, 2009, CVS Caremark Corporation (the “Company”) announced that it has hired Per G.H. Lofberg to be Executive Vice President, CVS Caremark Corporation and President, Pharmacy Benefit Services.  Mr. Lofberg, currently the founder, President and Chief Executive Officer of Generation Health, Inc. (“Generation Health”) will begin his duties on January 4, 2010.

Pursuant to his employment contract with the Company, Mr. Lofberg will receive an annual base salary of $900,000, and will have an annual bonus opportunity under the Company’s Management Incentive Plan (“MIP”) of 130% of salary.  He will be eligible to participate in the Company’s stock option and restricted stock unit programs and will have an annual target grant value of $2,000,000, divided equally between options and restricted stock units.  In addition, he will receive a long term incentive award covering the period January 1, 2010 through December 31, 2012 with a target award value of $3,000,000.  The awards noted above will be governed by the Company’s 1997 Incentive Compensation Plan, the 2007 Incentive Plan, the MIP, Long-Term Incentive Plan (“LTIP”) and applicable stock option and restricted stock unit grant agreements.

In addition, Mr. Lofberg will be entitled to participate in the Company’s Partnership Equity Program (“PEP”), and will be credited with an initial investment of $1,500,000.  This amount will be notionally invested in common stock units of the Company.  In connection with this initial pretax investment, under the terms of the PEP, Mr. Lofberg will be entitled to a notional Company matching contribution of an equal amount of notional restricted common stock units, and will be entitled to a stock option grant covering a number of shares equal to ten times the aggregate number of notional shares resulting from his notional investment.

If Mr. Lofberg’s employment is terminated by the Company without “cause” or by Mr. Lofberg for “good reason”, as such terms are defined in his employment agreement, prior to December 31, 2012, he shall be entitled to severance compensation, consisting of continued salary for 12 months, a pro rata annual bonus for the year in which employment termination occurs and continued participation in medical and health insurance programs pursuant to COBRA for 12 months or until he receives coverage under the plans of a subsequent employer, if earlier.  Mr. Lofberg’s entitlement to severance benefits is conditioned on his signing a release and continued compliance with the restrictive covenants described below.  Upon termination of employment, Mr. Lofberg’s equity awards, pro rata annual bonus (MIP), LTIP and PEP awards shall be governed by the terms of such plans and equity grant agreements.

Mr. Lofberg will also enter into a Change in Control Agreement with the Company in the same form as that to which the Company and its other senior executives are parties (the “CIC Agreement”).  In the event of a “change in control” of the Company, as defined in the CIC Agreement, his employment agreement with the Company will immediately terminate.

Mr. Lofberg’s employment agreement obligates him to observe noncompetition and nonsolicitation covenants for 24 months following his termination of employment.  The agreement also includes covenants relating to confidentiality, assignment of rights to intellectual property and cooperation in legal and regulatory proceedings involving the Company.

Concurrently with the Company’s hiring of Mr. Lofberg, the Company will make an additional equity investment in Generation Health and all of Mr. Lofberg’s interest in Generation Health will be bought out.  The Lofberg Family Partnership LP will receive $5,213,330 in consideration of the sale of its entire interest in Generation Health.

Mr. Lofberg, age 62, has been Chief Executive Officer of Generation Health since November 2008.  Prior to forming Generation Health, from January 2001 to July 2008 Mr. Lofberg was President and CEO of Merck Capital Ventures, LLC, a venture capital investment company funded primarily by Merck & Co. (“Merck”) to invest in emerging technologies and services that improve efficiency of core functions in the pharmaceutical industry.  From 1993 to 2000 Mr. Lofberg was Chairman of Merck-Medco Managed Care, LLC, which was then a wholly-owned subsidiary of Merck and the largest provider of prescription benefit management services in the United States.

The Company’s related press releases are attached as Exhibit 99.1 and Exhibit 99.2 to this Current Report on Form 8-K and are incorporated by reference in their entirety.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit
Number	Description
99.1	Press release of the Company dated December 21, 2009.
99.2	Press release of the Company and Generation Health dated December 21, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CVS CAREMARK CORPORATION (Registrant)

Date:	December 24, 2009	By:	/s/ David M. Denton
			Name:	David M. Denton
			Title:	Senior Vice President – Finance and Controller